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                                                                   Exhibit 10.83


                              [PANAMSAT LETTERHEAD]



January 29, 2002


[Executive]

Dear _____:

You are a key executive of PanAmSat who holds two separate Change in Control ("CIC") Severance Agreements. One of the Agreements is triggered by a CIC of Hughes Electronics (the "Hughes Agreement") and the other is triggered by a CIC of PanAmSat (the "PanAmSat Agreement"). Both Agreements state that the Agreement "supersedes all previous understandings, commitments or representations concerning the subject matter hereof."

The following describes how the CIC triggers and the two Agreements will be administered:

If a Hughes CIC occurs before or without a PanAmSat CIC, the Hughes Agreement will prevail and the PanAmSat Agreement will be considered null and void.

If the Hughes/EchoStar transaction is cancelled and EchoStar acquires PanAmSat, or if a PanAmSat CIC occurs without a Hughes CIC, the PanAmSat Agreement will be triggered and the Hughes Agreement will be considered null and void.

If, for some reason, the conditions of both Agreements are satisfied, then the January 31, 2001 Agreement signed shall govern and the other Agreement will be null and void.

If neither CIC occurs, then each Agreement will continue in force until it terminates, consistent with the "Term" as specified in the Agreement.

Your retention award will be paid as provided in the Retention Agreement.



------------------------------------     ------------------------------------
PanAmSat                                 Hughes Electronics
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                              PANAMSAT CORPORATION
                 EXECUTIVE CHANGE IN CONTROL SEVERANCE AGREEMENT

This Executive Change in Control Severance Agreement (the "Agreement") is entered into this 15th day of October, 2001 by and between PanAmSat Corporation, a Delaware corporation (together with its successors and assigns, the "Company"), and ________________ (the "Executive").

WHEREAS the Company desires to incentivize the Executive to provide leadership and support in the event of any "Change in Control" (as defined below) of the Company; and

WHEREAS, the Company and the Executive desire to enter into this Agreement on the terms and conditions set forth below. For good and valuable consideration and the mutual covenants set forth herein, the parties hereto agree as follows:

1. Definitions. The following terms shall have the meaning set forth below for purposes of this Agreement.

      a. "Cause" means the Executive's: (i) conviction of, or plea of nolo contendere to, a felony; (ii) use or sale of illegal drugs; or (iii) willful and intentional misconduct, willful neglect or gross negligence, in the performance of the Executive's duties, which the Company reasonably believes has caused a demonstrable and serious injury to the Company, monetary or otherwise; provided, however, that such acts or events shall constitute Cause only if the Executive is given written notice that the Company intends to terminate his employment for Cause, which notice shall specify the particular acts or failures to act on the basis of which the decision to so terminate employment was made. In the case of a termination for Cause as described in clause (iii) above, the Executive shall be given the opportunity within 30 days of the receipt of such notice to meet with the Company to defend and cure such acts or failures to act, prior to termination. The Company may suspend the Executive's title and authority pending such meeting, and such suspension shall not constitute "Good Reason" (as defined below).

      b. "Change in Control" means (i) a change in ownership of the common stock of the Company (note: "common stock of the Company" refers to the common stock of Hughes Electronics Corporation, not General Motors Corporation, Class H common stock or GMH), whether by sale, merger, consolidation or reorganization pursuant to which General Motors Corporation (or any entity that succeeds to the auto business of General Motors Corporation, e.g., as a result of a spin-off or otherwise) does not own directly or indirectly more than 50% of the outstanding common stock, in value, of the Company or any successor surviving entity; provided, however, that if following any such change the Company or its successor is subject to the periodic reporting rules of the Securities Exchange Act of 1934 (the "Exchange Act"), and no "person" or "group" is the "beneficial owner", as each such term is defined for purposes of the Exchange Act, of stock representing more than 5% of the outstanding


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            voting power of all classes of stock of the Company, such change in ownership shall not constitute a Change in Control for purposes hereof;

            (ii) the sale or distribution of all or substantially all of the assets of the Company to an unrelated entity or entities or to an entity in which General Motors Corporation does not directly or indirectly own more than 50% in value of the equity of such entity; and

            (iii) a sale or other disposition, or the last sale or other disposition to occur in a series of sales and/or other dispositions within any 5 year period ("Serial Sales") directly or indirectly by the Company of assets constituting one or more discrete business units (including any sale through a public offering of shares of voting stock of a subsidiary) which accounts for (or in the case of stock sold through a public offering, which represents indirect ownership on a proportionate basis of such assets accounting for) more than 40% of the annual consolidated revenues of the Company and its subsidiaries as of the end of the previous fiscal year (in the case of Serial Sales, as of the end of the fiscal year immediately preceding the year in which the last sale or other disposition occurs) as determined in accordance with generally accepted accounting principles; provided, however, that, if the Executive is not employed substantially exclusively in connection with one or more of the discrete businesses involved in such sale(s) or other disposition(s), no sale or disposition of assets or stock shall be taken into account to the extent that the proceeds of such sale or disposition (whether in cash or in-kind) are reinvested or are, in the case of proceeds received in-kind, used in the ongoing conduct by the Company or one or more of its subsidiaries of the business of the Company and/or such subsidiary or subsidiaries; and provided further that such a reinvestment shall not be deemed to have occurred unless made within 18 months of such sale or disposition; and provided further that the term reinvestment shall exclude, inter alia, the use of proceeds (x) to repay debt incurred in connection with the operation of the business in which the assets sold or disposed of were used or (y) to pay dividends.

            (iv) in addition to the events described in subsection (iii), it shall be a "Change in Control" for purposes hereof for any Executive who is employed substantially exclusively in the business of a Designated Business Unit, as hereinafter defined, if an event described in subsection (iii) shall occur, except that for purposes of this subsection (iv), references in subsection (iii) to the "Company" shall be deemed to refer to the Designated Business Unit in the business of which the Executive is principally employed. A Change in Control described in this subsection (iv) shall apply only to an Executive employed substantially exclusively by the affected Designated Business Unit. For purposes of this subsection (c)(iv), "Designated Business Unit" shall mean PanAmSat, DIRECTV, Hughes Network Systems, Galaxy Latin America and any other business unit identified as a Designated Business Unit by the Company from time to time.

            (v) any provision of the foregoing to the contrary notwithstanding, the reorganization of the Company involving the disposition of its satellite


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            systems businesses shall not constitute a Change in Control, for purposes hereof.

      c.    "Code" means the Internal Revenue Code of 1986, as amended.

      d. "Good Reason" means any of the following events occurring within three (3) years following a Change in Control:

            (i) without the Executive's written consent, (A) any reduction in the amount of the Executive's annual base salary, (B) any reduction in the Executive's aggregate incentive compensation opportunities, (C) any reduction in the aggregate value of the Executive's benefits (other than incentive compensation opportunities in clause (B) above) as in effect from time to time (unless such reduction is pursuant to a general change in benefits applicable to all similarly situated employees of the Company and its affiliates), (D) any failure of the Company to pay any compensation to Executive when due, or (E) any material and willful breach by the Company of a written employment agreement with the Executive;

            (ii) a significant reduction or modification, without the Executive's written consent, in the Executive's duties, responsibilities (including, without limitation, reporting responsibilities), or authority from that immediately prior to a Change in Control; or

            (iii) without the Executive's written consent, a transfer of the
                  Executive's principal place of employment to a location more than fifty (50) miles from the Executive's principal place of employment immediately prior to the Change in Control; provided that the distance between the new principal place of employment and the Executive's primary residence is greater than ten (10) miles more than the distance between the principal place of employment prior to such transfer and the Executive's primary residence immediately prior to the Change in Control; provided further that this clause (iii) shall not apply in the event that (A) Executive's principal place of employment immediately prior to the Change in Control was located in Fairfield County, Connecticut, and (B) Executive's new principal place of employment is located in the borough of Manhattan in the City and State of New York.

                  Notwithstanding the above, the occurrence of any of the events described in (i), (ii) or (iii) above will not constitute Good Reason unless the Executive gives the Company written notice, within 30 calendar days after the Executive knew of the occurrence of any of the events described in (i), (ii) or
                  (iii) above, that such event constitutes Good Reason, and the Company thereafter fails to cure the event within (30) days after receipt of such notice.


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      e.    "Involuntary Termination" means (i) termination of the Executive's employment by the Company without Cause or (ii) termination of the Executive's employment by the Executive for Good Reason.

      f. "Term" means the period commencing on the date of this Agreement and continuing for 3 years.

2.    Accrued Compensation and Severance Benefits.

2.1 Involuntary Termination of Employment. In the event that within three (3) years following a Change in Control, an Involuntary Termination of Executive's employment with the Company occurs, the Executive shall be entitled to (i) payment of accrued compensation pursuant to Section 2.2,
      (ii) payment of severance compensation pursuant to Section 2.3, and (iii) receipt of other benefits pursuant to Section 2.4.

2.2 Accrued Compensation. The accrued compensation to which the Executive is entitled pursuant to Section 2.1 shall be as follows:

      a. an amount equal to the Executive's unpaid annual base salary earned as of the date of Involuntary Termination;

      b. an amount equal to the higher of (x) the Executive's unpaid targeted annual bonus established for the fiscal period in which the Involuntary Termination occurs or (y) the actual bonus paid or payable to the Executive in respect of the most recent full fiscal year of the Company, in each case multiplied by a fraction, the numerator of which is the number of days elapsed in the current fiscal period to the date of Involuntary Termination, and the denominator of which is 365; and

      c. an amount equal to the Executive's accrued balance under the Company's "Paid Time Off" program (or successor or replacement program), calculated based on the Executive's annual base salary; provided, that in the event of an Involuntary Termination for Good Reason under Section 1(d)(i)(A) above, the annual base salary amount used for the foregoing calculation shall be that annual base salary amount in effect immediately prior to any reduction thereof.

2.3   Amount of Severance Compensation.

      a. The amount of severance compensation (the "Severance Compensation") to which the Executive is entitled pursuant to Section 2.1 shall be equal to two ("2") times the sum of (i) the Executive's annual base salary for the year in which the Involuntary Termination occurs plus
            (ii) the higher of (x) the Executive's targeted annual bonus established for the fiscal period in which the Involuntary Termination occurs or (y) the actual bonus paid or payable to the Executive in respect of the most recent full fiscal year of the Company; provided, that in the event of an Involuntary Termination for Good Reason under Section 1(d)(i)(A) and/or (B) above, the annual base salary and targeted


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            bonus amounts used for the foregoing calculation shall be those annual base salary and targeted bonus amounts in effect immediately prior to any reduction thereof. Payment of the Severance Compensation shall be conditioned upon receipt of a written release by the Executive of any known or unknown claims against the Company or its subsidiaries, except those arising under this Agreement or any other written plan or agreement, which shall be specifically noted in such release. Such release shall be substantially in the form attached hereto as Annex A. Payment of the Severance Compensation shall be made within ten (10) days following the effective date of such written release. Such Severance Compensation shall be in lieu of any other payments or benefits in the nature of severance pay or benefits which the Executive has received or will receive from the Company or any of its affiliates including, without limitation, payments under another severance plan or any severance agreement between the Company and the Executive. Any other arrangement, plan or program providing severance benefits shall be deemed to be amended to eliminate any obligation for benefits to be provided thereunder. If the Executive is entitled to any notice or payment in lieu of any notice of termination of employment required by Federal, state or local law, including but not limited to the Worker Adjustment and Retraining Notification Act, the Severance Compensation to which the Executive would otherwise be entitled under this Agreement shall be reduced by the amount of any such payment, in lieu of notice.

      b. The Executive shall not be entitled to Severance Compensation hereunder for more than one position with the Company and its affiliates, therefore, there shall be no duplication of severance benefits in this regard.

      c. The Executive's Severance Compensation under this Agreement shall not be reduced by the amount of any salary or bonus paid or payable by any employer of the Executive for any period after termination of Executive's employment with the Company. The Executive shall not be obligated to secure new employment, but shall be obligated to report promptly to the Company any actual employment obtained during the period for which employee benefits continue pursuant to Section 2.4.

2.4   Other Benefits.

      a. Any unvested stock options, restricted stock units and other awards ("Stock Awards") granted prior to the Change in Control under the Company's Long-Term Stock Incentive Plan (or successor or replacement plan) (the "Plan") held by the Executive shall immediately become vested and exercisable, and any restrictions thereon shall lapse, upon the Change in Control, and, to the extent such Stock Awards are assumed, substituted or continued, following any Involuntary Termination such Stock Awards shall be exercisable under the terms and conditions of the Plan and any award agreements thereunder for a period equal to the lesser of (i) five years from the date of the Executive's Involuntary Termination or (ii) the term of such Stock Award.


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      b.    The Executive and the Executive's dependents shall be entitled to participate on the same basis as active employees and their dependents, respectively, in the Company's group health, dental and life insurance plans (including premium payments and credit dollars paid by the Company), or the Company shall make available comparable benefits (but not any other welfare benefit plans or any retirement plans, except as described below) for a period of two ("2") years following a termination of employment described in Section 2.1 and provided that the coverage provided under this Agreement is subject to any limitations under the terms of any applicable contract with an insurance carrier or third party administrator, except such coverage shall expire if the Executive becomes eligible for comparable coverage under a plan of another employer. Nothing herein shall be deemed to restrict the right of the Company from amending or terminating any such plan in a manner generally applicable to similarly situated active executives employed by the Company and its affiliates, in which event the Executive shall be entitled to participate on the same basis (including payment of applicable contributions) as similarly situated active executives employed by the Company and its affiliates.

      c. The Executive shall be entitled to reimbursement for actual payments made for professional outplacement services, not to exceed $25,000.

      d. The Executive shall be entitled to reimbursement for all outstanding unreimbursed business expenses properly incurred by Executive prior to the Involuntary Termination pursuant to the Company's policy therefor in effect at the time such expenses were incurred.

3.    Excise Taxes.

      a. Anything in this Agreement to the contrary notwithstanding and except as set forth below, if it is determined that any payment, benefit or distribution by the Company to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or any other agreement, plan or program of the Company, but determined without regard to any additional payments required under this Section 3) (each of such payments, benefits and distributions, a "Payment") is subject to the excise tax imposed by Section 4999 of the Code or any similar federal, state or local law, or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Company shall pay the Executive an additional cash payment (a "Gross-Up Payment") in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this paragraph "a", if it is determined that Executive is entitled to a Gross-Up Payment, but that Executive, after taking into account the Payments and the Gross-Up Payment, would not receive a net after-tax benefit of at least


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            $50,000 (taking into account both income taxes and any Excise Tax)
            as compared to the net after-tax proceeds to Executive resulting from an elimination of the Gross-Up Payment and a reduction of the payments, in the aggregate, to an amount (the "Reduced Amount") such that the receipt of Payments would not give rise to any Excise Tax then no Gross-Up Payment shall be made to Executive and the Payments, in the aggregate, shall be reduced to the Reduced Amount.

      b. Subject to the provisions of paragraph "a", all determinations required to be made under this Section 3, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized certified public accounting firm selected by the Company (the "Accounting Firm") which shall be retained to provide detailed supporting calculations both to the Company and Executive within fifteen (15) business days of the receipt of notice from Executive that there has been a Payment, or such earlier time as is required by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this
            Section 3, shall be paid by the Company to Executive within five (5) business days of the receipt of the Accounting Firm's Determination. Any Determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial Determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. If the Company exhausts its remedies pursuant to paragraph "c" below and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment, together with interest thereon at the Interest Rate, shall be promptly paid by the Company to or for the benefit of Executive.

      c. Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than twenty (20) business days after Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid or appealed. Executive shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

            (a) give the Company any information reasonably required by the Company relating to such claim;


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            (b)   take such action in connection with contesting such claims as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

            (c) cooperate with the Company in good faith in order to effectively contest such claim; and

            (d) permit the Company to participate in any proceedings relating to such claim;

            provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this paragraph "c", the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or to contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive, on an interest-free basis, and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder, and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

      d. If, after the receipt by Executive of an amount advanced by the Company pursuant to paragraph "c" above, Executive becomes entitled to receive any refund with respect to such claim, Executive shall (subject to the Company's complying with the requirements of paragraph "c" above) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If after the receipt by Executive of any amount advanced by the Company pursuant to paragraph "c" above, a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive


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            in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid. In the event that any taxing authority determines that any additional Excise Tax is owed, then the Company shall pay an additional Gross Up Amount to the Executive in a manner consistent with this Section 3 with respect to such additional Excise Tax and any assessed interest, fines and penalties.

4.    Claims & Arbitration.

4.1 Arbitration of Claims. After exhausting administrative remedies provided in applicable plans, if any, Executive shall settle by arbitration any dispute or controversy arising in connection with this Agreement, whether or not such dispute involves a plan subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Such arbitration (including, without limitation, the selection of arbitrators) shall be conducted in accordance with the employment rules of the American Arbitration Association before a panel of three arbitrators sitting in New York, New York. The Company and Executive agree that the arbitrators shall be empowered to enter an equitable decree mandating enforcement of the terms of this Agreement. The award of the arbitrators shall be final and non-appealable, and judgment may be entered on the award of the arbitrators in any court having proper jurisdiction. All expenses of such arbitration shall be borne by the Company in accordance with Section 4.2 hereof.

4.2 Payment of Legal Fees and Costs. The Company agrees to pay as incurred, to the full extent permitted by law, all legal fees and related expenses which Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement of any guarantee of performance thereof (including as a result of any contest by Executive about the amount of payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable federal rate provided for in Section 7872 (f) (2) (A) of the Code.

4.3 Agent for Service of Legal Process. Service of legal process with respect to a claim under this Agreement shall be made upon the General Counsel of the Company.

5. Tax Withholding. All payments to the Executive under this Agreement will be subject to the withholding of all applicable federal, state and local employment and income taxes.

6. Employment Rights. This Agreement shall not confer upon the Executive any right to the continuation of employment with the Company.

7.    a.    Confidential Information, Non-Solicitation and Non-Compete.
            Notwithstanding anything to the contrary in this Agreement, payment shall be subject to the satisfaction by the Executive of the conditions precedent that the Executive: (i) refrain from engaging in any activity which, in the opinion of the Company, is competitive with any activity of GM, Hughes or any of their


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            respective subsidiaries, which shall be defined to include, but is not limited to, accepting employment with a competitor or otherwise providing services outside of GM, Hughes or any of their respective subsidiaries, or establishing a competing business for a period of two years following termination without the Company's prior written consent where it is reasonably determined by the Company, after considering the nature and extent of the employment/services/ business, and the geographical region and the duration of time from the Executive's separation from employment, that the Executive is likely to disclose or utilize confidential or proprietary information (including trade secrets) in the employment, business or when providing the services, (ii) refrain from otherwise acting, either prior to or after termination of employment, in any manner which is in any way contrary to the best interests of GM, Hughes, or any of their respective subsidiaries, (iii) maintain the confidentiality of all proprietary, sensitive or confidential Company information obtained while the Company employed you, and
            (iv) not solicit or hire or participate in an employer's hire of the Company's employees for employment outside of the Company for a period of two years following termination, and (v) assign to the Company all rights to any invention Executive has developed or will develop relating at the time of conception or reduction to practice to GM, Hughes, or any of their respective subsidiaries' business, or resulting from work Executive performed, and (vi) furnish to the Company such information with respect to the satisfaction of the foregoing conditions precedent.

      b. Executive Cooperation. For a period of two years following termination, the Executive agrees to assist the Company without further compensation with respect to any business matters that may arise that involved the Executive during the course of employment with the Company. The Executive shall be entitled to reimbursement of reasonable expenses.

      c. General Release and Waiver. In exchange for the benefits provided under this Agreement, the Executive will sign a General Release and Waiver of Claims upon Separation. No payments under this Agreement will begin until the effective date of the General Release and Waiver of Claims.

      d. Confidentiality. The Executive agrees to hold his or her participation in the Agreement confidential. The Executive may disclose the Agreement to immediate family, and personal legal, financial and tax counsel. The Company may disclose the Agreement as required by the needs of the business.

8. PAS Omits "Unsecured General Creditor". Executives and their beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests or claims in any property or assets of the Company. For purposes of the payment of benefits under this Agreement, any and all of the Company's assets shall be, and remain, the general, unpledged unrestricted assets of the Company. The Company's obligation under the Agreement shall be merely that of an unfunded and unsecured promise to pay money in the future.


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9.    Company Liability. The Company's liability for the payment of benefits shall be defined only by the Agreement. The Company shall have no obligation to an Executive under the Agreement except as expressly provided in the Agreement.

10. Nonassignability. Neither an Executive nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are expressly declared to be, unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure, attachment, garnishment or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by an Executive or any other person, be transferable by operation of law in the event of an Executive's or any other person's bankruptcy or insolvency or on dissolution of the Executive's marriage.

11. Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect.

12. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Company and any successors and assigns of the Company. The Company will require any successor to or assignee of all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession or assignment had taken place.

13. Notices. Any notice required under this Agreement shall be in writing and shall be delivered by certified mail return receipt required to each of the parties as follows:

                  To the Executive:



                  To the Company:   PanAmSat Corporation
                                    20 Westport Road
                                    Wilton, CT  06897
                                    Attn:  General Counsel

      or to such other address as either party shall have furnished to the other in writing in accordance herewith.

14. Governing Law. The provisions of this Agreement shall be construed in accordance of the laws of the state of New York (without regard to principles of conflict of laws), to the extent not preempted by ERISA.

15. Miscellaneous. This Agreement may not be amended or modified in any way, and none of its provisions may be waived, except by a writing signed by an authorized officer of the party against whom the amendment, modification or waiver is sought to been enforced. This Agreement constitutes the entire agreement between the parties, and supersedes all previous understandings, commitments or representations concerning the subject matter hereof. This Agreement may be executed in several counterparts, each of which shall be deemed an original, and all such counterparts together shall constitute but one and the same instrument.


IN WITNESS WHEREOF, the Executive and the Company have executed this Agreement as of the date and year first above written.

                                          "Executive"


                                          -------------------------------------


                                          "Company"
                                          PANAMSAT CORPORATION

                                          By:
                                             ----------------------------------
                                          Name:
                                               --------------------------------
                                          Title:
                                                -------------------------------


                                      HUGHES ELECTRONICS CORPORATION


                                          -------------------------------------

                                     ANNEX A

                            GENERAL RELEASE OF CLAIMS

            In consideration of the payments made by the Company to you, pursuant to Section 2.3 of the Executive Change in Control Severance Agreement (the "Agreement") between you and PanAmSat Corporation (the "Company"), dated as of October 15, 2001, you agree to enter into this release (the "Release") releasing the Company from any and all claims which you may have against it.

            1. General. For purposes of this Release, the "Released Parties" means, individually and collectively, the Company, its present, former and future shareholders, partners, limited partners, affiliates, parents, subsidiaries, successors, directors, officers, employees, agents, attorneys, successors and assigns.

            (a) General Waiver and Release. In exchange for the consideration set forth herein, the receipt and adequacy of which are herein acknowledged, and intending to be legally bound hereby, you do hereby release and forever discharge the Released Parties from any and all claims, actions, causes of action, suits, costs, controversies, judgments, decrees, verdicts, damages, liabilities, attorneys' fees, covenants, contracts, and agreements that you may have against the Released Parties based on (i) any event occurring during the term of your employment with the Company arising out of your employment relationship with or service as an employee or officer of the Company or the termination of such relationship or service or (ii) any event, condition, circumstance or obligation that occurred, existed or arose on or prior to the date you sign this Agreement, including, but not limited to, any claims arising under Title VII of the Civil Rights Act of 1964, the Rehabilitation Act of 1973, the Americans with Disabilities Act of 1990, the Civil Rights Act of 1866, the Civil Rights Act of 1991, the Employee Retirement Income Security Act of 1974, the Family Medical Leave Act of 1993, the California Fair Employment and Housing Act, the California Workers' Compensation Act, the California Unruh and Ralph Civil Rights Laws, the California Alcohol and Drug rehabilitation Law,1 or any other federal or state or local law or any foreign jurisdiction, whether such claim arises under statute, common law or in equity, and whether or not you are presently aware of the existence of such claim, damage, action or cause of action, suit or demand (collectively, including claims, actions and causes of action set forth in Section 1(b) below, the "Claims"). You also do forever release, discharge and waive any right you may have to recover in any proceeding brought by any federal, state or local agency against the Released Parties to enforce any laws. You agree that the payment received as set forth in Section
2.3 of the Agreement shall be in full satisfaction of any and all claims, actions or causes of action for payment or other benefits of any kind that you may have against the Released Parties.

            (b) ADEA Release.2 In further recognition of the above, you hereby release and forever discharge the Released Parties from any and all claims, actions and causes of action that you may have as of the date you sign this Release arising under the federal Age Discrimination in Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder ("ADEA").


------------
1 Titles of similar applicable laws in jurisdiction of Executive's primary residence to be inserted.

2 Section 1(b) to be omitted if Executive is under the age of 40 years at the date of Involuntary Termination.

            (c) No Impact on Obligations Under The Agreement or Company Indemnification. The releases contained in this Section 1 do not, are not intended to and shall not be interpreted to serve as a release or waiver by you with respect to (i) your to rights under the Agreement, and (ii) any indemnification obligations that the Company may have in connection with your employment with the Company.

            (d) No Pending Litigation. You hereby represent and agree that you have not filed, and will not file, any action, complaint, charge, grievance or arbitration against any Released Party.

            (e) No Right to Commence any Legal Action. You will not commence or join any legal action, which term includes, without limitation, any demand for arbitration proceedings and any complaint to any federal, state or local agency, court or other tribunal, to assert any Claim released by you under Section 1 against a Released Party. If you commence or join any such legal action against a Released Party, you will promptly indemnify such Released Party for its reasonable costs and attorneys' fees incurred in defending such action as well as any monetary judgment obtained by you against any Released Party in such action.

            (f) To ensure that this Release is fully enforceable in accordance with its terms, you hereby agree to waive any and all rights of Section 1542 of the California Civil Code (to the extent applicable) as it exists from time to time or a successor provision thereto, which provides:

            A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

In addition, to ensure that this Release is fully enforceable in accordance with its terms, you agree to waive any protection that may exist under any comparable or similar state and under any principle of common law of the United States or any and all states.

            (g) Acknowledgment.3 By signing this Release, you hereby acknowledge and confirm that you are providing the release and discharge set forth in this
Section 1 in exchange for consideration in addition to anything of value to which you are already entitled. By signing this Release, you hereby acknowledge and confirm that (i) you are hereby advised in writing by the Company in connection with the terms of this Release to consult with an attorney of your choice prior to signing the Release and to have such attorney explain to you the terms of the Release, including, without limitation, the terms relating to your release of Claims arising under ADEA; (ii) you have read the Release carefully and completely and understand each of the terms thereof; and (iii) you were given not less than twenty-one (21) days to consider the terms of the Release and to consult with an attorney of your choosing with respect thereto, and that for a period of seven (7) days following your signing of this Release, you have the option to revoke this Release (Effective Date).


-------------
3 Section 1(g) to be omitted if Executive is under the age of 40 years at the date of Involuntary Termination.

            2. Confidentiality Agreement. You agree that you will not disclose or divulge either directly or indirectly, the fact of or terms of this Release to any organization, form of media, person, individual, or employee or ex-employee of the Released Parties, except that you may disclose the terms of this Release to your lawyer, accountant and members of your immediate family provided that they agree to be bound by the terms of this Section 2. You may also disclose this Release pursuant to legal process; provided that you provide the Company with written notice at least 5 business days prior to such disclosure. You understand that any breach of this Section 2 by you or any of the individuals to whom you are permitted to disclose it will be considered material and you will be required to return the payments set forth in Section
2.3 of the Agreement to the Company upon any such breach.

            3. Disclaimer. You expressly warrant that in entering into this Release, you have received the benefit of advice of counsel of your own choosing and that no promise or representation of any kind or character has been made by the Released Parties or by anyone acting on their behalf, except as expressly stated in this Release.

            4. Governing Law. This Release will be governed and construed in accordance with the laws of the State of New York, without regard to conflicts of law principles.

            5. Severability of Clauses. If any term or provision of this Release will be determined to be invalid or unenforceable to any extent or in any application, then, at the election of Released Parties in their sole discretion, the remainder of this Release will not be affected thereby and will be valid and enforceable

            6. Successors and Assigns. The rights and obligations under this Release shall inure to any and all successors and assigns of the Company.

            7. Incorporation by Reference. The terms and conditions of the Agreement are incorporated herein by reference.


            Your signature on the line below constitutes your agreement to the terms and conditions of this Release.


                                    ACCEPTED AND AGREED:



                                    -------------------------------------------
                                    [NAME]

                                    Dated:
                                          -------------------------------------